Exhibit 10.6

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), is made and entered into as of November 2, 2025 (the “Amendment Effective Date”), by and between Vor Biopharma Inc. (the “Company”) and Qing Zuraw (“Executive”), and amends the Employment Agreement by and between the Company and Executive, dated July 17, 2025 (the “Existing Agreement”).

In consideration of the promises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Executive agree that the Existing Agreement shall be amended as set forth herein.

1.
For five months following the Amendment Effective Date, the following modifications shall be made to Section 6 (“Termination of Employment”) of the Existing Agreement:
A.
Section 6.1(b)(iii) shall be inserted as follows:

(iii) The Company will pay Executive (1) if the Executive’s employment terminates before the date on which 2025 annual bonuses are paid, a pro-rated Target Bonus for 2025 payable in a lump sum; and (2) if applicable, a pro-rated Target Bonus for the year in which Executive’s employment terminates, calculated based on the percentage of the year that the Executive worked and payable in lump sum.

B.
Section 6.2 shall be replaced in its entirety with the following:

6.2. Resignation by Executive for Any Reason (not in connection with a Change in Control).

(a) Provided that Executive has not previously been notified of the Company’s intention to terminate Executive’s employment, Executive may resign from employment with the Company for any reason after December 31, 2025.

(b) In the event Executive resigns from Executive’s employment, then Executive shall be entitled to the Accrued Obligations and, provided such resignation constitutes a Separation from Service and Executive complies with the obligations in Section 6.1(c) of this Agreement (including the requirement to provide an effective Release), Executive shall also be eligible to receive the same Severance Benefits as described in Section 6.1 and on the same conditions as if Executive had been terminated by the Company without Cause.

C. Section 6.5 shall be null and void.

2.
For the avoidance of doubt, in the event that Executive remains employed by the Company through December 31, 2025, her 2025 Annual Discretionary Bonus shall be paid at Target Bonus level (as defined in the Existing Agreement) on a pro-rated basis based on the percentage of 2025 that Executive worked.

3.
The modifications contained in Sections 1 and 2 of this Amendment are all expressly conditioned upon Executive’s good-faith cooperation and best efforts in performing transition duties as assigned by the Company. Specifically, the Executive agrees to: (i) expend best efforts on behalf of the Company; (ii) refrain from any actions or activities that are reasonably foreseeable to cause the Company harm or hinder the seamless transition of any duties; and (iii) devote full business attention to the performance of any assigned duties, including any reasonable deliverables required by the Company.
4.
The reference in Section 6.1(c) of the Existing Agreement to a “post-employment non-competition agreement” is hereby amended to “12-month post-employment non-competition agreement”.
5.
The provisions of Section 7 (General Provisions) of the Existing Agreement shall apply to this Amendment, mutatis mutandis.
6.
Except as expressly modified pursuant to this Amendment, the Existing Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Existing Agreement as of the date first written above.

VOR BIOPHARMA, INC. Qing Zuraw

By: /s/ Jean-Paul Kress By: /s/ Qing Zuraw

Name: Jean-Paul Kress

Title: CEO